UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EOG Resources, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Beginning on or about May 9, 2025, EOG Resources, Inc. sent the following communication to certain stockholders of the Company.

Dear EOG Stockholders:

EOG regularly engages in substantial, collaborative communications with EOG stockholders and other stakeholders regarding a range of environmental, safety and sustainability-related topics, including climate-related matters.

We are writing to provide you with a summary of EOG’s communications with certain stockholders regarding:

•

the key accounting assumptions and estimates (e.g., commodity price assumptions and production volume and operating cost estimates) utilized by EOG in preparing our financial statements and related disclosures filed with the United States Securities and Exchange Commission (SEC);

•	our disclosures regarding climate-related risks; and

•	EOG’s risk oversight function, the related role of our Audit Committee and the responsibilities of our Audit Committee in overseeing our financial reporting and disclosure matters.

Key Accounting Assumptions and Estimates

EOG’s financial statements and related disclosures account for, and discuss, the matters required by U.S. GAAP and SEC rules. Further, we believe our financial statements and related disclosures provide our investors with the information that is material to their investment decisions.

For example, our 2024 Annual Report on Form 10-K (filed with the SEC on February 27, 2025) (2024 Form 10-K) contains extensive discussion and related data regarding (1) the accounting assumptions and estimates utilized by our management, (2) EOG’s asset retirement obligations and (3) the assumptions and estimates utilized by EOG in evaluating our assets for possible impairment and in preparing our estimates of our crude oil, natural gas and natural gas liquids proved reserves.

Because we account for and report our financial performance in accordance with U.S. GAAP and SEC rules (versus one or more alternative frameworks), our investors are readily able to compare our financial performance with that of our peer companies. We recognize that U.S. GAAP, SEC rules and market practice will each continue to evolve and, accordingly, we will continue to review and update our public disclosures to meet such requirements and market practice.

Climate-Related Risks

Our 2024 Form 10-K also discusses the risks that (1) climate-related developments and concerns (including regulations, policies and initiatives) and (2) our initiatives, targets and ambitions related to emissions and other environmental matters may pose to EOG, as well as the potential related financial, operational, legal and reputational impacts to EOG.

In addition, our 2024 Form 10-K discusses climate change-related regulations at the federal, state and local (U.S.) and international levels and the potential financial and operational implications for EOG.

To date, such risks and regulatory matters have not had a material impact on EOG’s financial statements, operations or financial performance. However, we will continue to monitor and assess such risks and regulatory matters and modify our financial statement and other disclosures as appropriate.

Risk Oversight Function; Role & Responsibilities of Audit Committee

Our Board of Directors has primary responsibility for risk oversight and, in overseeing our enterprise risk management, is assisted by our Audit Committee. As part of its enterprise risk management role, the Audit Committee periodically discusses with EOG management our major financial and other risk exposures, including climate-related risks, and the steps management has taken to assess, monitor and manage such exposures.

The specific responsibilities of the Audit Committee regarding financial reporting and disclosure matters are set forth in the Audit Committee’s Charter (available on EOG’s website). Such responsibilities include regular discussions with our independent auditor and our management regarding our financial statements, related disclosures and internal controls as well as our key accounting assumptions, estimates and policies. Such responsibilities also include regular discussions with our independent auditor regarding the matters required under applicable auditing standards.

Support for Audit Committee Members

The members of our Audit Committee bring a wealth and variety of public company financial reporting, accounting and risk management experience and, collectively, have valuable knowledge of our business and of the oil and gas industry.

Further, with oversight and guidance from our Audit Committee, we believe we have implemented and maintained robust internal processes and procedures to ensure that our financial statements and related disclosures are accurate and compliant with U.S. GAAP and SEC rules and comparable with the disclosures of our peer companies and provide our investors with the information that is material to their investment decisions.

Accordingly, we ask that you:

•

Vote “FOR” the reelection of Janet F. Clark (Proposal 1a), Charles R. Crisp (Proposal 1b), Robert P. Daniels (Proposal 1c), Lynn A. Dugle (Proposal 1d), C. Christopher Gaut (Proposal 1e), Michael T. Kerr (Proposal 1f), and Julie J. Robertson (Proposal 1g) at the 2025 Annual Meeting of Stockholders.

Thank you for giving this topic your attention and for your consideration in supporting EOG and the members of our Audit Committee.

Sincerely,

Michael P. Donaldson

Executive Vice President, General Counsel and Corporate Secretary

May 9, 2025